Exhibit 10.1
PHH CORPORATION
MANAGEMENT INCENTIVE PLAN
(Under the PHH Corporation Amended and Restated 2005 Equity and Incentive Plan)
I. INTRODUCTION
     1.1. Purpose. The purposes of this PHH Corporation Management Incentive Plan (as amended from time to time, this “MIP”) are to provide incentives to the officers and other employees of PHH Corporation (the “Company”) and its Affiliates (as defined below) to attain the goals established by the Committee (as defined below), to provide such officers and other employees with incentive compensation that is based on Company and individual performance, and to align their interests with the interests of the Company’s shareholders.
     1.2. Description. This MIP is a sub-plan under Section 6(c) of the PHH Corporation Amended and Restated 2005 Equity and Incentive Plan (as amended from time to time, the “2005 EIP”) and is subject to the terms of the 2005 EIP. This MIP is the means by which the Committee shall determine cash incentives and affect and implement awards for participating employees hereunder. With respect to Covered Employees (as defined in the 2005 EIP), this MIP is designed to ensure that the bonuses paid hereunder to eligible participants are deductible under Section 162(m) of the Code, and the regulations and interpretations promulgated thereunder.
II. DEFINITIONS
     As used in this MIP, the following terms shall have the following meanings:
     “Affiliate” means a Parent (as defined in the 2005 EIP) or Subsidiary (as defined in the 2005 EIP).
     “Award Agreement” has the meaning ascribed to it in the 2005 EIP.
     “Board” has the meaning ascribed to it in the 2005 EIP.
     “Cash Incentive Award” means an award hereunder with respect to a Plan Year determined in accordance with Article V hereof and evidenced by an Award Agreement.
     “Cash Incentive Payment” means a payment pursuant to a Cash Incentive Award.
     “Change in Control” has the meaning ascribed to it in the 2005 EIP.
     “Code” has the meaning ascribed to it in the 2005 EIP.
     “Committee” has the meaning ascribed to it in the 2005 EIP, provided that the Committee shall consist of two or more members of the Board, each of whom shall be an “outside director” within the meaning of Section 162(m) of the Code.
     “Covered Employee” has the meaning ascribed to it in the 2005 EIP.

     “Grantee” has the meaning ascribed to it in the 2005 EIP.
     “Performance Goals” has the meaning ascribed to it in the 2005 EIP.
     “Plan Year” has the meaning ascribed to it in the 2005 EIP.
III. ADMINISTRATION
     The administration and operation of this MIP shall be supervised by the Committee with respect to all matters. The Committee shall interpret and construe any and all provisions of this MIP and any determination made by the Committee under this MIP shall be final and conclusive. Neither the Board nor the Committee, nor any member of the Board, nor any employee of the Company or its Affiliates shall be liable for any act, omission, interpretation, construction or determination made in connection with this MIP (other than acts of willful misconduct) and the members of the Board and the Committee and the employees of the Company and its Affiliates shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted at law in respect of any claim, loss, damage or expense (including counsel’s fees) arising from their acts, omissions and conduct in their official capacity with respect to this MIP. This MIP shall be interpreted in view of the intention that any grant of compensation to Covered Employees pursuant to this MIP is intended to qualify as performance-based compensation with the meaning of Code Section 162(m) and the regulations and interpretations promulgated thereunder. If the terms of this MIP conflict with the terms of the 2005 EIP in a manner that would make compliance with the terms of both this MIP and the 2005 EIP impossible, the terms of the 2005 EIP shall control.
IV. PARTICIPATION
     Cash Incentive Awards may be granted to officers and other employees of the Company or its Affiliates selected in the discretion of the Committee for participation in this MIP for a Plan Year. Once a person becomes a Grantee under this MIP, the Grantee shall remain a Grantee until any Cash Incentive Payments payable to such Grantee pursuant to this MIP and any Cash Incentive Awards granted hereunder have been paid out or forfeited.
V. AWARDS
     5.1. Establishment of Performance Goals or Other Criteria. With respect to Cash Incentive Awards to Covered Employees, the Committee shall establish the Performance Goals for the payment under such Cash Incentive Awards no later than the ninetieth (90th) day of each Plan Year. With respect to other Cash Incentive Awards, the Committee may establish such performance criteria, if any, that it determines in its sole discretion are necessary or appropriate in such time and manner as the Committee may determine. Performance Goals and other performance criteria, as applicable, will be reflected in the applicable Award Agreements for any Cash Incentive Award hereunder.
     5.2. Cash Incentive Award Limitations and Committee Discretion. The Committee will establish the maximum Cash Incentive Payment that can be made pursuant to a Cash Incentive

Award; provided that the maximum value of the aggregate Cash Incentive Payments that any Grantee may receive under this MIP in respect of any Plan Year is $5 million. Subject to Section 5.5, after establishing the maximum Cash Incentive Payment that can be made pursuant to a Cash Incentive Award under this Article V for a Plan Year, the Committee may reduce (or, solely in the case of a Grantee who is not a Covered Employee, increase) the Cash Incentive Payment payable to a Grantee based upon the Committee’s determination of the individual performance of such Grantee for such Plan Year and such other factors as the Committee deems appropriate.
     5.3. Determination of Achievement of Performance Goals or Other Measures. The Committee shall certify the level of achievement of the Performance Goals or such other performance criteria as soon as practical after the end of the Plan Year for which the determination is being made, including by certifying that the Performance Goals or such other performance criteria were not attained, if applicable.
     5.4. Cash Incentive Payments. Unless contrary to applicable law and except as provided in Section 5.5, no Grantee shall vest in a Cash Incentive Payment unless he or she is employed by the Company or an Affiliate on the date the Committee certifies the level of achievement under the Performance Goals or other performance criteria under Section 5.3. Except as provided in Section 5.5, no Cash Incentive Payment shall be made to a Grantee prior to the certification by the Committee of the level to which the Performance Goals or other performance criteria have been attained. Vested Cash Incentive Payments under this Section will be made within thirty (30) days following such certification, but in no event later than December 31 of the Plan Year in which such certification occurs. If the Committee exercises discretion in Section 5.2 to reduce a Grantee’s Cash Incentive Payment to zero dollars, or if the Committee certifies that the Performance Goals or other performance criteria have not been met (and, solely in the case of an employee other than a Covered Employee, does not increase the amount of the Cash Incentive Payment), the Cash Incentive Payment will be deemed paid as of the date such discretion is exercised or certification is made, as applicable.
     5.5 Change in Control Provisions.
     (a) Unless otherwise determined by the Committee and evidenced in an Award Agreement in respect of a Cash Incentive Award, in the event of a Change in Control before certification by the Committee pursuant to Section 5.3 is made, the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to any Cash Incentive Award granted under this MIP shall lapse and the Cash Incentive Payment in respect of such Cash Incentive Award shall be deemed fully vested, and any performance conditions (including, without limitation, Performance Goals) imposed with respect to such Cash Incentive Award shall be deemed to be fully achieved. Payment of vested Cash Incentive Payments under this Section will be made as soon as practicable following the Change in Control, but in no event later than December 31 of the Plan Year in which the Change in Control occurs.
     (b) Unless otherwise determined by the Committee and evidenced in an Award Agreement in respect of a Cash Incentive Award, if (i) a Change in Control occurs after the Committee certifies the level of attainment of Performance Goals or other performance criteria under Section 5.3 and before any Cash Incentive Payment in respect of such Cash Incentive Award is paid, and (ii) the Grantee is employed by the Company or an Affiliate on the date of the Change in Control, then the Committee will not have any discretion to reduce such Cash Incentive Payment pursuant to Section 5.2 on or after the effective date of the Change in Control.
VI. GENERAL PROVISIONS
     6.1. Amendment and Termination. The Committee may at any time amend, suspend, discontinue or terminate this MIP; provided, however, that no such amendment, suspension, discontinuance or termination shall adversely affect the rights of any Grantee with respect to a Cash Incentive Award with respect to any Plan Year which has then ended. All determinations concerning the interpretation and application of this Section 6.1 shall be made by the Committee.
     6.2. Payment on Death. In the event a Grantee dies after a Cash Incentive Payment has vested under this MIP, such Cash Incentive Payment shall be made to the Grantee’s estate.
     6.3. Rights Unsecured. The right of any Grantee to receive vested Cash Incentive Payments under this MIP shall constitute an unsecured claim against the general assets of the Company.
     6.4. Withholding Taxes. The Company shall have the right to deduct from each Cash Incentive Payment any federal, state and local taxes required by such laws to be withheld with respect to any payment under this MIP.
     6.5. Miscellaneous.
     (a) No Right of Continued Employment. Nothing in this MIP shall be construed as conferring upon any Grantee any right to continue in the employment of the Company or any of its Affiliates.
     (b) No Limitation on Corporate Actions. Nothing contained in this MIP shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on this MIP or any awards made under this MIP. No employee, Grantee or other person shall have any claim against the Company or any of its Affiliates as a result of any such action.
     (c) Nonalienation of Benefits. Except as expressly provided herein, neither a Grantee nor his or her heirs, executors, or administrators shall have the power or right to transfer, hypothecate, alienate, assign, or otherwise encumber the Grantee’s interest under this MIP. The Company’s obligations under this MIP are not assignable or transferable except to a corporation which acquires all or substantially all of the assets of the Company or any corporation into which the Company may be merged or consolidated.

     (d) Severability. If any provision of this MIP is determined by a court of competent jurisdiction to be unenforceable, the remainder of this MIP shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in this MIP.
     (e) Governing Law. This MIP shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to the principles of conflict of laws.
     (f) Headings. Headings are inserted in this MIP for convenience of reference only and are to be ignored in a construction of the provisions of this MIP.